                                                                     EXHIBIT 2.3
                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 9th day of November, 1998, by and among CONDOR FLIGHT SPARES, INC., Florida corporation ("Seller"), NED ANGENE and MARTIN WASHOFSKY (collectively referred to as "Shareholders") and AMERICAN AIRCARRIERS SUPPORT ACQUISITION III CORP. (the "Purchaser"), a Florida Subsidiary of AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, a Delaware corporation ("AASI").

                              W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the business of maintaining, overhauling, supplying and redistributing aircraft landing gear and associated parts to commercial and cargo airlines.

         WHEREAS, the Shareholders own approximately ninety-nine percent (99%) of the outstanding shares of Seller.

         WHEREAS, the Seller desires to sell and the Purchaser desires to purchase substantially all the operating assets and properties used in the business operations of Seller for cash and certain stock in AASI.

         NOW, THEREFORE, the parties hereto agree that the purpose of this Agreement is to set forth the terms and conditions upon which the Seller has agreed to sell to the Purchaser certain of its business and assets; and the Purchaser has agreed to purchase and pay for such business and assets; and furthermore, the Seller and the Purchaser in consideration of the premises and the mutual agreements contained herein, do hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         Section 1.1 Assets to be Purchased and Sold.

         (a) Description of Assets. At the Closing (as defined in Section 1.2), the Seller shall sell and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, substantially all the business and assets of the Seller existing and owned by the Seller or used by the Seller in Seller's business on the Closing Date (as defined in Section 1.2) relating to Seller's business, other than the Excluded Assets (as defined in Section 1.1(b)). The assets of the Seller to be purchased hereunder (which shall not include the Excluded Assets) are referred to herein as the "Subject Assets," and shall include without limitation:

                  (i) all the Seller's inventory;

                  (ii) all the Seller's rights to prepaid license fees, deposits, prepaid lease expenses and other rights acquired under any leases, other than Excluded Assets (the "Prepaid Expenses"). The Seller shall prepare a detailed listing of such Prepaid Expenses as of the Closing Date which shall be included as Exhibit 1.1(a)(ii) hereto;

                  (iii) all furniture, fixtures, furnishings, tools, equipment, supplies, parts, accessories, inventories, machinery, shelving, computer equipment, signage, and other tangible personal property of the Seller other than Excluded Assets (the "Tangible Property"), including without limitation the items of Equipment and other Tangible Property described on Exhibit 1.1(a)(iii) hereto and any additions or accessions thereto or substitutions therefor or proceeds thereof;

                  (iv) to the extent Purchaser desires to acquire the same, all rights of the Seller under all contracts, service agreements, advertising agreements, sales contracts, customer orders, leases, licenses, and agreements other than Excluded Assets (the "Contracts"), including without limitation the Seller's rights existing on the Closing Date under the Contracts described or referred to in Exhibit 1.1(a)(iv) hereto;

                  (v) (A) all rights of the Seller in the name "Condor Flight Spares, Inc." and any trademarks, tradenames or service marks, and all registrations thereof and pending applications therefor, in connection therewith (the "Name"), and (B) all other tradenames, trademarks, service marks, copyrights, licenses, proprietary rights and technology, patents and registrations thereof or applications therefor, and trade secrets, secret processes (whether or not patentable), supplies and vendor lists, customer lists, software, inventions (whether or not patentable), formulae and other property belonging to, used in or appertaining to the Seller's Subject Assets, all as described on Exhibit 1.1(a)(v) hereto (collectively, with the Name, the "Intellectual Property");

                  (vi) books, records, ledgers, files, documents, correspondence, lists, prints, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials directly related to Seller's business other than Excluded Records (as defined in subsection 1.1(b)(ii) (the "Records");

                  (vii) all the Seller's federal, state and local governmental permits, licenses, and approvals required for the conduct of its business (or held with respect to the assets and operations of the business of the Seller) to the extent assignment thereof to the Purchaser is permitted by applicable law (the "Licenses"), all as described on Exhibit 1.1(a)(vii) hereto; and

                  (viii) all the Seller's work-in-process; and

                  (ix) all accounts receivables owned by Seller at Closing.

         (b) Excluded Assets. The assets to be purchased and sold hereunder, and the term "Subject Assets" as used herein, shall not include the following assets of the Seller existing on the Closing Date (the "Excluded Assets"):

                  (i) The Seller's cash balances as of Closing and any passive investments of Seller as identified on Exhibit 1.1(b)(i).

                  (ii) The Seller's corporate minute books, stock records and income tax records, and other records of the Seller relating exclusively to Excluded Assets (the "Excluded Records"), however with regard to tax return and financial statement information, Purchaser shall have access to such information, including all accounting work papers, for the last three (3) years to the extent the same are related to the Seller's business being acquired hereunder as may be periodically requested;



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                  (iii) The Seller's tax prepayments.

                  (iv) The personal property listed on Exhibit 1.1(b)(iv), including Toyota Camry and Crown Victoria vehicles presently owned by Seller.

         Section 1.2 Closing Date. The closing date (the "Closing Date") shall be November 9, 1998, or such other date as may be mutually agreed to by the parties. The closing of this transaction (the "Closing") shall be held at the offices of David M. Furr, Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A., Gastonia, North Carolina, or such other place as the parties may mutually agree. At the Closing, subject to the fulfillment or waiver of the conditions set forth in Article V, the Seller shall convey the Subject Assets to the Purchaser by appropriate instruments of transfer and the Purchaser shall pay to the Seller the Purchase Price as provided in Sections 1.3 and 1.4.

         Section 1.3 Purchase Price. The final purchase price after any working capital adjustments to be paid to the Seller for the Subject Assets (the "Purchase Price") shall be an amount equal to (i) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) as set forth on Exhibit 1.3.

         Section 1.4 Payment of Purchase Price. The Purchase Price shall be payable by the Purchaser in cash or cash equivalent as well as stock in AASI at Closing. The stock/cash allocation as well as the schedule of payment is set forth on Exhibit "A" attached hereto and incorporated herein by reference. Any stock received shall be subject to restraints on both timing and quantities of shares to be sold as set forth on Exhibit "B".

         Section 1.5 No Liabilities Assumed; Liabilities of the Purchaser After Closing. The Purchaser is not assuming any of the Seller's liabilities or obligations, whether known or unknown, contingent or realized, including the Rose Company Limited Profit Guaranty Agreement, except as provided on Exhibit 1.5; provided, however, all liabilities incurred after the Closing in connection with the Purchaser's operations after the Closing shall be liabilities of the Purchaser.

         Section 1.6  Allocation of Purchase Price.  The Purchase
Price described in Section 1.3 above will be allocated among the Subject Assets as described on Exhibit "A". The Purchaser and


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the Seller each agrees that it will adopt and utilize the amounts so allocated for purposes of all federal, state and other tax returns filed by it and will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any claim, in any litigation or otherwise with respect to such tax returns. Notwithstanding any other provisions of this Agreement, the foregoing representation, warranty and agreement shall survive the Closing Date without limitation.

         Section 1.7 Status of Stock Issued. The shares of AASI stock to be issued to the Seller will be "Restricted Stock" and will not have been registered under the Securities Act of 1933, as amended, or under any laws of any state, and will bear the following legend in addition to any other legends required by state law or by other agreements executed contemporaneously herewith:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES ACT, AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF SUCH ACTS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR THE RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

         Section 1.8 Registration Rights. AASI shall file a Registration Statement with the Securities and Exchange Commission registering the shares of stock issued to the Seller upon request of the Seller after September 1, 1999, and AASI shall use its best efforts to cause the Registration Statement to be filed not more than six months after the date of such request and to become effective as soon as practicable thereafter. Furthermore, Purchaser shall maintain such effectiveness for a minimum period of one year. AASI shall pay all expenses incident to such Registration Statement, except for any commissions or taxes related to the sale of the shares thereunder. Such registration rights shall be in accordance with, and subject to, the terms and provisions of the form of Registration Rights Agreement attached as Exhibit B hereto. The remaining shares shall have "piggy-back" rights, subject to the reasonable approval of any managing underwriter, to be included in any Registration Statement filed by Purchaser within one year as such registration statement relates to an underwritten public offering of Purchaser's securities.


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                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS

         To induce the Purchaser and AASI to enter into this Agreement and to purchase the Subject Assets, the Seller and Shareholders, jointly and severally, represent and warrant that the statements contained in this Article II are correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule").

         Section 2.1 Corporate Organization and Authority. The Seller is duly organized and validly existing in good standing under the laws of the State of Florida, with full power and authority to conduct its business as now conducted, own its assets and enter into and perform its obligations under this Agreement. The Seller's execution, delivery and performance of this Agreement and the sale to the Purchaser of the Subject Assets have been duly authorized by all requisite corporate action on the part of the Seller, and this Agreement constitutes, and all bills of sale, assignments, agreements and other instruments and documents to be executed and delivered by the Seller hereunder will constitute, the Seller's legal, valid and binding obligations, enforceable against the Seller in accordance with their respective terms.

         Section 2.2  Title to Assets.

         (a) Furniture, Equipment, Etc. The Seller has good and marketable title to the Tangible Property free and clear of all liens, charges, security interests, easements, reservations, restrictions, encumbrances and other defects in title (collectively, "Encumbrances"), has the right to convey such Tangible Property to the Purchaser, at the Closing shall have conveyed to the Purchaser good and marketable title to such Tangible Property free and clear of all Encumbrances, and will warrant and defend the title to such Tangible Property in the Purchaser against the lawful claims of all persons whomsoever.

         (b) Inventory. The Seller has good and marketable title to the Inventory free and clear of all Encumbrances, has the right to convey such Inventory to the Purchaser, at the Closing shall have conveyed to the Purchaser good and marketable title to such Inventory free and clear of all Encumbrances and will warrant and


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defend the title to such Inventory in Purchaser against the lawful claims of all persons whomsoever. The level of Inventory at Closing will not exceed normal inventory levels necessary to conduct the Seller's business in the ordinary course of Seller's business.

         (c) Intellectual Property. The Seller has rights to use the Intellectual Property described on Exhibit 1.1(a)(v) in connection with its business as and where now conducted and the use of the Intellectual Property by the Seller in its business as and where now conducted does not violate or infringe the rights of any other person, nor is the Seller a party to any agreement with any other person or entity with respect to the use of the Intellectual Property.

         (d) Contracts. With respect to Seller's business, Exhibit 1.1(a)(iv) lists the following contracts, agreements, and other written arrangements to which the Seller is a party:

             (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments;

             (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services;

             (iii) any written arrangement concerning a partnership or joint venture;

             (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

             (v) any written arrangement concerning confidentiality or competition;

             (vi) any written arrangement involving any of the


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             Seller's stockholders and its affiliates;

             (vii) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

             (viii) to the Seller's knowledge, any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Seller's business;

             (ix) any agreement or contract carried-over from the corporation that Seller bought in the Chapter 7 bankruptcy; or

             (x) any other written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the ordinary course of business.

         The Seller has delivered to the Purchaser a correct and complete copy of each written arrangement listed in Exhibit 1.1(a)(iv). With respect to each
Contract: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (iv) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement, which, if reduced to written form, would be required to be listed in Exhibit 1.1(a)(iv) under terms of this Section 2.2(d). The contracts and arrangements on Exhibit 1.1(a)(iv) constitute all of the agreements, contracts, arrangements and rights necessary to conduct the Seller's business as it is presently conducted and presently proposed to be conducted.

         No filled customer order or commitment of the Seller's business obligating the Seller to process, manufacture, or deliver products or perform services will result in a loss to the

Seller upon completion of performance. No purchase order or commitment of the Seller with respect to Seller's business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier of the Seller has indicated within the past year that, with respect to Seller's business, it will stop, or decrease the rate of, supplying materials, products, or services to them and no customer of the Seller has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from it.

         (e) Software.

             (i) Exhibit 2.2(e) sets forth an accurate and complete list and summary description of all the software used in and related to Seller's business ("Software"). The Software identified on Exhibit 2.2(e) is all the software necessary for the operation of Seller's business as it is presently conducted and as presently proposed to be conducted. Exhibit 2.2(e) identifies or describes (A) Software which is owned by the Seller and (B) Software which is licensed to the Seller by third parties. Each person who participated in the development of Software owned by Seller has either so participated as an employee of Seller or entered into a written agreement assigning the copyright in such Software (including the related documentation) to Seller. In each instance in which Seller is using or has used Software, or a copy thereof, that it purchased or licensed from a third party (other than word processing, accounting, communications and similar business software that is commercially available to any third party at a cumulative cost not in excess of $5,000): (A) Seller has the perpetual, irrevocable, transferable, worldwide right to use, copy, modify, prepare derivatives of, sublicense, distribute and otherwise market each Software; and (B) Seller has possession of and the right to use the most current, fully documented source code version of such Software.

             (ii) Seller does not sell, license, sublicense or otherwise market Software to third parties and has not entered into any Contract that grants any third party a license or sublicense in Software. Seller has not entered into any Contract, other than those Contracts listed on Exhibit 2.2(e), that restricts Seller's use of Software or that obligates Seller to maintain, enhance, protect or otherwise take any action with respect to Software.

             (iii) Except as is set forth in Exhibit 2.2(e), all Software that Seller uses includes four digit format for the indication of the relevant year and, at no additional costs to Purchaser, and without human intervention, will correctly recognize and correctly process data and formulas relating to the year 2000 and beyond and provide all such date-related data and formulas used by other applications in a format that will permit the correct recognition and processing of data by the other applications.

             (iv) Except as set forth in Exhibit 2.2(e), there are no defects or errors in the Software, which defects or errors could materially and adversely affect Purchaser's or any licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software.

         (f) Real Property Leases. With respect to Seller's business, Exhibit 2.2(f) lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Purchaser correct and complete copies of the leases and subleases listed in Exhibit 2.2(f). With respect to each lease and sublease listed in Exhibit 2.2(f):

             (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

             (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing.

             (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

             (iv) no party to the lease or sublease has repudiated any provision thereof;

             (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

             (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

             (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

             (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

         (g) Accounts Receivable. All accounts receivable of the Seller with respect to Seller's business are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the October___, 1998 Balance Sheet as adjusted for the passage of time in accordance with the past custom and practice of the Seller.

         (h) Licenses. The parties acknowledge that Seller has applied for its FAA certificate as an operational landing gear overhaul and repair facility and that application is pending as of this date. Seller represents that it expects to be a fully licensed and operational FAA repair station; however, the application is pending approval by the FAA. Seller warrants that it will make its best efforts to secure its repair station certificate as soon as is possible. The parties further acknowledge that subsequent to the closing of the instant agreement, Purchaser will be required, pursuant to 14 C.F.R. Section
145.15 to apply for an amended certificate pursuant to 14 C.F.R. Section 145.11. Seller and its shareholders have no knowledge, after due investigation and inquiry, that the FAA certificate stated above will fail to be granted before January 31, 1999.

         Section 2.3 Leases. Except as set forth in Exhibit 2.3, none of the Tangible Property is leased by the Seller from any other party. There is no default under the leases described on Exhibit 2.3 and such leases are valid and enforceable in accordance with their terms.

         Section 2.4 Capital Expenditures. Except as described on Exhibit 2.4 hereto, there are no material capital expenditures which the Seller now anticipates will be required to be made in connection with the Seller's business as now conducted in order to operate the business or comply with any existing laws, regulations or other governmental requirements applicable to the Seller's business, including without limitation requirements relating to occupational health and safety.

         Section 2.5  Compliance with Law.

         (a) Conduct of Business. The Seller has conducted its business so as to comply with, and is in compliance with, all laws, statutes, regulations, rules and other requirements of any governmental authority applicable to it, the noncompliance with which curing thereof could have a material adverse effect on the Seller or its business or the Subject Assets.

         (b) Pending or Threatened Litigation. Except as described in Exhibit 2.5(b), the Seller is not a party to any claim, action, suit or other proceeding pending, or to the knowledge of the Seller threatened, before any court, agency or other judicial, administrative or other governmental body or arbitrator.

         (c) Investigations. Exhibit 2.5(c) describes all investigations of the Seller or the Seller's business known to the Seller conducted by any grand jury, administrative agency or other governmental authority, and describes all inspection reports, questionnaires, inquiries, demands, requests for information and claims of violations or noncompliance with law received by the Seller from any governmental authority and all written statements or responses of the Seller with respect thereto, including requests for information from the Internal Revenue Service or any state department of revenue in connection with audits of the Seller's income, sales, and use tax returns or routine questionnaires and requests for information received generally by others in the Seller's industry.

         (d) Judgments and Orders. Except as described in Exhibit 2.5(d), there are no outstanding judgments, tax liens, orders, writs or decrees of any judicial or other governmental authority binding specifically upon the Seller or the Subject Assets and not of general application, other than judgments, orders, writs and decrees with which the Seller has complied and which have no future applicability.

         Section 2.6  Environmental Matters.

         (a) Except as described in Exhibit 2.6, the Seller and the property owned or used in its business are, and at all times have been, in compliance with all applicable Federal, state and local statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials (as hereinafter defined) and underground storage tanks. As used herein, Hazardous Materials shall mean solid waste (as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901, et seq, and the regulations adopted pursuant thereto), hazardous substances (as that term is defined in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.A.
Section 9601, et seq, and the regulations adopted pursuant thereto), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkaloids or chemicals.

         Seller represents and warrants to Purchaser that (i) to the best knowledge of Seller, any handling, transportation, storage, treatment or use of Toxic or Hazardous Substances that has occurred on the property owned or used in its business to date has been in compliance with all applicable federal, state, and local laws, regulations and ordinances, and (ii) to the best knowledge of Seller, no leak, spill, release, discharge, emission or disposal of Toxic or Hazardous Substances has occurred on the property owned or used in its business to date and the soil, groundwater, and soil vapor on or under the property owned or used in its business is free of Toxic or Hazardous Substances as of the date of this Agreement. Seller shall be responsible for any required cleanup or liability brought about by actions or inactions of any parties prior to the date of this Agreement of the property owned or used in its business. A Limited Phase II Environmental Assessment was conducted on the property owned or used in its business on June 17, 1998. Seller has provided Purchaser with the Limited Phase II Environmental Assessment Report dated June 17, 1998. Seller had any and all recommended cleanups recommended by the Limited Phase II Environmental Assessment Report performed prior to the date of this Agreement on the property owned or used in its business.

         (b) Except as described in Exhibit 2.6, during Seller's occupancy of the property used in its business, no Hazardous Materials have been generated, treated, stored or disposed of at, or transported to or from, the Seller or the property owned or used in the Seller's business at any time.

         (c) Except as described in Exhibit 2.6, no asbestos or materials containing asbestos have been installed, used, treated, stored or disposed of by the Seller in or on property owned or used by the Seller at any time.

         (d) Except as described in Exhibit 2.6, during Seller's occupancy of the property used in its business, no polychlorinated biphenyls are located on or in the facilities of the Seller or any property owned or used by the Seller at any time.

         (e) Except as described in Exhibit 2.6, the Seller holds all necessary permits or licenses to enable it to comply with all statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials or underground storage tanks.

         (f) Except as described in Exhibit 2.6, no notice has been served on the Seller or any of its directors, officers or shareholders from any entity, governmental body or individual claiming violation of any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, requiring compliance with any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, or demanding payment of or contributions for damage regarding the Seller or property owned or used by the Seller related in any way to Hazardous Materials or underground storage tanks, including without limitation, damages to the environment or natural resources.

         Section 2.7  Employee Relations.

         (a) Employee Census. Seller has furnished an accurate employee census, detailing the Employee's date of hire, salary, benefits and other pertinent information (attached hereto as Exhibit 2.7). There shall have been no increase in any compensation paid or payable to the employees of Seller unless otherwise disclosed on Exhibit 2.7 and agreed to by Purchaser.

         (b) No Contracts or Future Contracts. To the best of Seller's knowledge, Seller has no employment contracts in its current operation that cannot be terminated without liability and further, Seller will not contact any Employees to work for Seller after closing without first obtaining Purchaser's written permission.

         Section 2.8  Taxes

         (a) Returns and Payment of Taxes. All tax returns required to be filed on or prior to the Closing Date by the Seller with all taxing authorities have been or prior to the Closing Date will have been filed; and all taxes shown to be due and payable on such returns, all other taxes, duties and other governmental charges payable by the Seller and for the payment of which there may arise any lien upon the Subject Assets sold hereunder subsequent to such sale, and all deficiencies, assessments, penalties and interest with respect thereto, notice of which has been received by the Seller, in each case due and payable on or before the Closing Date, have been or prior to the Closing Date will have been paid.

         (b) Withholding of Taxes. There has been withheld or collected from each payment made to each employee of the Seller the amount of all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes, and state and local income, payroll and wage taxes) required to be withheld or collected therefrom and the same have been paid to the proper tax depositories or collecting authorities.

         (c) Ad Valorem and Sales Taxes. All ad valorem property taxes for 1998 and all years prior to 1998 imposed on the Seller with respect to, or which may become a lien on, the Subject Assets have been paid in full. Certain assets being conveyed under this Agreement were acquired by Seller from the Chapter 7 bankruptcy of Aviation Accessory & Instrument Overhaul Corporation. Case No. 97-15426-BKC-AJC pending in the United States District Court for the Southern District of Florida ("the AAIOC Bankruptcy"). Said assets may potentially be subject to a sales tax obligation payable to the Florida Department of Revenue. Seller is contesting both the taxability of the acquisition of the assets from the AAIOC Bankruptcy and the amount of taxes being sought by the Florida Department of Revenue. In the event that the acquisition of the assets acquired from the AAIOC Bankruptcy is determined to constitute a taxable event, Seller shall pay and discharge said tax obligation. Seller further agrees to hold harmless Purchaser with respect to any and all such tax obligations.

         Section 2.9 No Material Misstatements or Omissions. To the best of its knowledge, the representations and warranties of the Seller in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

         Section 2.10 No Sale of Assets, Etc. Seller has not sold or otherwise disposed of any of the assets other than sales of inventory in the ordinary course of business. In addition, Seller has, from the date hereof until Closing, maintained the reputation of the business being sold hereunder and preserved the goodwill of suppliers, customers and others having business relationships with Seller.

         Section 2.11 Product Warranty. With respect to Seller's business, each service provided, overhauled parts and other parts and products manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and, with respect to Seller's business, the Seller has no liability (and to Seller's knowledge there is no present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any service, overhauled parts or other parts and products giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except as is disclosed in Exhibit 2.11. With respect to Seller's business, no service, overhauled parts or other parts and products manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. With respect to Seller's business, Exhibit 2.11 includes copies of the standard invoices (containing terms and conditions of services provided, terms and conditions of sale or lease, applicable guaranty, warranty, and indemnity provisions). No product warranty claims have been assumed from the previous business Seller acquired in the Chapter 11 bankruptcy.

         Section 2.12 Product Liability; Product Safety. Except as set forth on Exhibit 2.12, the Seller has no liability (and to Seller's knowledge there is no present of future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any liability) arising out of any injury to persons or property as a result of a service performed by Seller or as a result of the ownership, possession, or use of any overhauled part or other parts and products manufactured, sold, leased, or delivered by the Seller. Seller has at all times maintained insurance coverage for product liability in such amounts and against such risks and losses as are adequate and customary for Seller's business.

         The Seller has not been required to file any notification or other report with or to provide information to any product safety agency, commission, board or other governmental authority of any jurisdiction concerning actual or potential hazards with respect to any service Seller has provided or with respect to any overhauled parts or other parts and products manufactured or sold by Seller. Each service performed by Seller, overhauled part and other parts and products manufactured, distributed or sold by Seller complies in all material respects of all product safety standards or each applicable product safety agency, commission, board or other governmental authority. The Seller has not made any misrepresentation or furnished any information containing any material omission to any products safety testing laboratory or a similar organization. The Seller has not failed to obtain approval of any product, component or process which is used, manufactured or licensed by the Seller in the conduct of its business which is legally required to be approved by any independent or government-sponsored testing laboratory, industry, trade association or similar body agency or association.

         Section 2.13 Insurance. Exhibit 2.13 lists all policies of insurance owned by the Seller and now in effect insuring all its business, assets and personnel, and sets forth for such policy the name of the insurer, the type of coverage, the amount of coverage, the term thereof and the annual premium.

         Section 2.14 Good Title. Seller has good and marketable title to all assets Seller acquired in the Chapter 7 bankruptcy,free and clear from all liens, charges, security interests, encumbrances and claims and has the right to convey such assets to the Purchaser and will warrant and defend the title to such assets in the Purchaser against the lawful claims of all persons whosoever.

         Section 2.15 Other Representations and Warranties of Seller and Shareholders.

         (a) Knowledge Respecting Purchaser and AASI. Seller and Shareholders
(i) know or have had the opportunity to acquire all information concerning the business affairs, financial condition, plans and prospects of Purchaser and AASI that they deem relevant to make a fully informed decision respecting the acquisition of the stock; (ii) have been encouraged and have had the opportunity to rely upon the advice of their legal counsel and accountants and other advisers with respect to the acquisition of the stock; and (iii) have had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans and prospects of Purchaser and AASI and the terms and conditions of the acquisition of the stock as they have requested so as to more fully understand their investment.

         (b) Absence of Representations and Warranties. Seller and Shareholders confirm that neither Purchaser and AASI nor anyone purportedly acting on behalf of Purchaser and AASI has made any representations, warranties, agreements or statements other than those contained herein respecting the business, affairs, financial condition, plans or prospects of Purchaser and AASI nor have Seller and Shareholders relied on any representations, warranties, agreements or statements in the belief that they were made on behalf of the foregoing nor has Seller or Shareholders relied on the absence of any such representations, warranties, agreements or statements in reaching their decision to acquire the stock.

         (c) No Distribution. Seller and Shareholders are acquiring the stock for their own account without a view to public distribution or resale, and they have no contract, undertaking, agreement or arrangement to transfer, sell or otherwise dispose of any of the stock or any interest therein to any other person, including Shareholders. Further, Seller and Shareholders agree that they shall make no attempted sales or transfers of any of the AASI stock prior to October 1, 1999.

         (d) Shares to be Restricted. Seller and Shareholders understand that the stock will remain "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "1933 Act").

         (e) No Registration. Seller and Shareholders understand that the stock will not be registered under the 1933 Act, state law and the securities laws of any other jurisdiction and must be held indefinitely without any transfer, sale or other disposition unless the stock is subsequently registered under the 1933 Act, state law and the securities laws of any other applicable jurisdictions pursuant to any attaching "piggy-back" rights or, in the opinion of counsel for Purchaser, registration is not required under such Acts or laws as the result of an available exemption.

         (f) Legend of Certificates. Seller and Shareholders understand that there shall be endorsed on the certificates evidencing the stock a legend substantially to the following effect:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES ACT, AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF SUCH ACTS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR THE RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

         (g) Restrictions on Other Securities. Seller and Shareholders understand that, except upon certain limited circumstances, the restrictions on the sale, transfer and disposition of the stock will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to the stock including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

         (h) Stop Orders. Seller and Shareholders understand that Purchaser and AASI and its transfer agent may refuse to effect a transfer, sale or other disposition of any of the stock by Seller or Shareholders' or their successors or assigns otherwise than as contemplated hereby.

         (i) No Governmental Approval. Seller and Shareholders understand that no federal or state agency has approved or disapproved the stock, passed upon or endorsed the merits of the offering of the stock, or made any finding or determination as to the fairness of the stock for investment.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND AASI

         To induce the Seller to enter into this Agreement and to sell the Subject Assets, the Purchaser and AASI hereby represent and warrant that the statements contained in this Article III are correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

         Section 3.1 Corporate Organization and Authority. The Purchaser and AASI are corporations duly organized and validly existing and in good standing under the laws of the jurisdiction of their incorporation, with full corporate power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement. The Purchaser's and AASI's execution, delivery and performance of this Agreement and its acquisition of and payment for the Subject Assets have been duly authorized by all requisite corporate action on the part of the Purchaser and AASI, and this Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by the Purchaser and AASI hereunder will constitute, the Purchaser's and AASI's legal, valid and binding obligations, enforceable against the Purchaser and AASI in accordance with their terms.

         Section 3.2 Absence of Conflicts and Consent Requirements. The Purchaser's and AASI's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Subject Assets hereunder, do not and will not conflict with, violate or result in any default under the Purchaser's or AASI's Articles of Incorporation or Bylaws or any mortgage, indenture, agreement, instrument or other contract to which the Purchaser or AASI is a party or by any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which the Purchaser and AASI are subject. The Purchaser's and AASI's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Subject Assets, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

         Section 3.3 No Material Misstatements or Omissions. The representations and warranties of the Purchaser and AASI in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

                                   ARTICLE IV

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 4.1 Change of the Seller's Name. Promptly after the Closing, and in no event later than thirty (30) days following the Closing, the Seller will take all action necessary to discontinue use of the Name and to enable the Purchaser exclusively to use the Name, and at the Closing shall deliver to the Purchaser all documents necessary to accomplish the foregoing. Seller may remain in existence for the sole purpose of completing the liquidation and distribution of the assets of Seller for up to six (6) years. Shareholders will not operate under any corporate entity in any type of aviation or aviation parts business.

         Section 4.2 Further Assurances. The Seller, the Shareholders and the Purchaser each hereby covenants and agrees with the other that at any time and from time to time each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

         Section 4.3 Fees and Expenses. The Seller, the Shareholders and the Purchaser shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and their consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants.

         Section 4.4 No Brokers. The Seller and the Purchaser each represent and warrant to the other that no broker or finder has been involved or engaged by it in connection with the transactions contemplated hereby, and each hereby agrees to indemnify and save harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnifying party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including reasonable attorneys' fees) arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

         Section 4.5 Bulk Transfer Compliance. Inasmuch as the Seller has agreed to duly pay, perform and discharge the Excluded Liabilities and Obligations, the Purchaser and the Seller hereby mutually agree to waive compliance with the provisions of the Florida Bulk Sales laws and of the corresponding laws of any other jurisdiction, to the extent applicable to the transactions contemplated hereby. The Seller covenants and agrees to indemnify and save harmless the Purchaser from and against any and all loss, liability, cost and expense (including reasonable attorneys' fees) arising out of noncompliance with said Bulk Transfers.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         Section 5.1 Conditions to the Purchaser's Obligations. The obligations of the Purchaser and AASI to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Purchaser may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Instruments of Transfer. The Seller shall have delivered to the Purchaser such assignments, bills of sale, deeds, certificates of title and other instruments of transfer, all in form reasonably satisfactory to the Purchaser, as are necessary to fully and effectively convey to the Purchaser all of the Subject Assets in accordance with the terms hereof and shall have executed the Consignment Agreement.

         (b) Consents. The consents, if any, described in the Exhibits hereto, and all other consents, if any, required for the Seller to perform its obligations hereunder, shall have been obtained in form reasonably satisfactory to the Purchaser. If the parties mutually agree and Seller can provide full authority for the following, Seller shall provide the means by which Purchaser can operate legally under FAA the license and repair tag of Seller (which is presently pending FAA approval) for an interim period until such time as Purchaser applies for and obtains an amended FAA repair station certificate pursuant to 14 C.F.R. Sections 145.11 and 145.15.

         (c) No Material Adverse Change. On the date of Closing, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of the Seller except for matters resulting from adverse changes in economic conditions affecting businesses generally.

         (d) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (e) Other Assurances. The Seller shall have delivered to the Purchaser such other and further certificates, assurances and documents as the Purchaser or AASI may reasonably request in order to evidence the accuracy of the Seller's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Purchaser's obligations.

         (f) Lease of Facilities. Purchaser and Condor Properties of Miami, Inc. shall enter into leases for the facilities in which Seller's business is presently located (the "Leases").

         (g) Director and Shareholder Approval. All necessary director and shareholder approval shall be given by Seller. A legal opinion shall be given by counsel to the Seller as to this provision.

         (h) Opinion of Seller's Counsel. The Purchaser shall have received from counsel for the Seller an opinion dated as of the date of Closing in form and substance satisfactory to the Purchaser and its counsel, to the effect that:

             (i) when executed and delivered by the Seller, the agreement will be valid and binding on it and

             Shareholders, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific enforcement or similar equitable relief is available only at the discretion of the court before which enforcement is sought;

             (ii) except as set forth in Exhibits to this Agreement, such counsel does not know of any suit, action, arbitration, or legal, administrative or other proceeding or governmental investigation pending against or affecting the Seller, or its business or properties;

             (iii) neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will constitute a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach, the Articles of Incorporation, or By-laws of the Seller or any material contracts of the Seller, except as otherwise disclosed in such opinion letter or an exhibit hereto;

             (iv) Seller has good and marketable title to the Subject Assets transferred hereunder, free and clear of all liens, charges, security interests, encumbrances and other defects in title, has the right to convey such property to the Purchaser, and, at the Closing, shall have conveyed to the Purchaser good and marketable title to such property free from all Encumbrances;

             (v) Seller has good and marketable title to all assets Seller acquired in the Chapter 7 bankruptcy, free and clear from all liens, charges, security interests, encumbrances, claims and other defects in title, has the right to convey such assets to Purchaser, and, at the Closing, shall have conveyed to Purchaser good and marketable title to such assets; and

             (vi) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and the execution of this Agreement has been duly authorized by all necessary corporate, director and shareholder, action.

         Section 5.2 Conditions to the Seller's Obligations. The obligations of the Seller to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Seller may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Payment of Purchase Price and Delivery of Stock. The Purchaser shall have paid to the Seller the Purchase Price and delivered the stock.

         (b) Employment Agreement. Purchaser shall enter into employment agreements with Ned Angene and Martin Washofsky substantially in the form of
Exhibit 5.2(b) hereto, which shall also contain an executive incentive plan with Ned Angene and Martin Washofsky.

         (c) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (d) Other Assurances. The Purchaser shall have delivered to the Seller such other and further certificates, assurances and documents as the Seller may reasonably request in order to evidence the accuracy of the Purchaser's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Seller's obligations.

         (e) Director Approval. The Agreement shall have been approved by the Directors of the Purchaser.

         (f) Opinion of the Purchaser's Counsel. The Purchaser shall have furnished the Seller with an opinion, dated the date of Closing, of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A., counsel for the Purchaser and AASI, in form and substance satisfactory to the Seller and its counsel, to the effect that:

             (i) the Purchaser and AASI are corporations duly organized, validly existing and in good standing under the laws of the State of Florida and Delaware respectively and have all requisite power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement;

             (ii) all corporate or other proceedings required by law, the Articles of Incorporation and By-laws of Purchaser and AASI or by the provisions of this Agreement to be taken by the Purchaser and AASI on or before the date of Closing, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement, have been duly and validly taken; and

             (iii) the Purchaser and AASI have the legal power and authority to consummate this transaction.

                                   ARTICLE VI

                                 INDEMNIFICATION

         Section 6.1 Indemnification by the Seller and Shareholders. Subject to the procedures and limitations set forth in this Article VI, the Seller and Shareholders, jointly and severally, hereby agree to indemnify and save harmless the Purchaser from and against any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation reasonable counsel fees and costs and expenses incurred in connection therewith) (a "Loss") incurred by the Purchaser arising after the Closing out of any of the following:

         (a) Breach of Warranty. The falsity or incorrectness of any representation or warranty made by the Seller or Shareholders in this Agreement or in any instrument or document delivered by the Seller or Shareholders to the Purchaser pursuant to this Agreement;

         (b) Breach of Covenants. The Seller's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document delivered by the Seller to the Purchaser pursuant to this Agreement;

         (c) Claims Against Subject Assets. Any levy or other claim by any third party against or with respect to the Subject Assets, or any other claim by any third party against the Purchaser, arising out of any act or omission or alleged act or omission of the Seller or Shareholders prior to the Closing.

         The Purchaser shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of the Seller and Shareholders been true and correct or had the Seller or Shareholders not breached any representations, warranties, covenants or agreements.

         Section 6.2 Survival of the Seller's and Shareholders' Warranties. The representations and warranties of the Seller and Shareholders made in this Agreement or in any instrument or document delivered by the Seller or Shareholders to the Purchaser pursuant to this Agreement shall survive the Closing.

         Section 6.3 Indemnification by the Purchaser. After the Closing, the Purchaser agrees that it will indemnify and save harmless the Seller from and against any and all loss, liability, damages, cost or expense (including reasonable attorneys' fees) incurred by the Seller (net of any benefits to the Seller) arising out of the Purchaser's breach of any of its representations, warranties, covenants and agreements in this Agreement or in any document delivered by the Purchaser to the Seller hereunder.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

         Section 7.2 Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by each of the parties hereto by their duly authorized officers.

         Section 7.3 Press Releases and Announcements. No party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

         Section 7.4 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, transferees and assigns.

         Section 7.5 Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) when forwarded by Federal Express, Airborne or another private carrier which maintains records showing delivery information, (iii) when sent via facsimile transmission but only if a written or facsimile acknowledge of receipt is received by the sending party, or
(iv) when placed in the United States Mails and forwarded by Registered or Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at the following addresses:

AS TO THE SELLER:                     Condor Flight Spares, Inc
                                      Attn:  Ned Angene
                                      6929 NW 46 Street
                                      Miami, Florida  33166

WITH A COPY TO:                       Christopher J. Dawes
                                      Haley, Sinagra & Perez, P.A.
                                      100 South Biscayne Blvd., Suite 800
                                      Miami, FL  33131

AS TO THE PURCHASER:                  American Aircarriers Support,
                                        Incorporated
                                      Attn:  Karl F. Brown
                                      P. O. Box 7566
                                      Charlotte, NC  28241

WITH COPY TO:                         David M. Furr
                                      Gray, Layton, Kersh, Solomon,
                                        Sigmon, Furr & Smith, P.A.
                                      P. O. Box 2636
                                      Gastonia, NC  28053-2636


Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

         Section 7.6 Captions. The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

         Section 7.7  Governing Law.  This Agreement shall be
construed, interpreted, enforced and governed by and under the laws of the State of Florida.

         Section 7.8 Exhibits. All of the Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

         Section 7.9 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

         Section 7.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Seller and the Purchaser have each caused this Agreement to be executed by their respective duly authorized officers under seal, all as of the day and year first above written.

                                     SELLER:

ATTEST:                              CONDOR FLIGHT SPARES, INC.


 /s/ Martin Washofsky                By /s/ Ned Angene
-------------------------------        --------------------------------------
         Secretary                            President


                                        /s/ Ned Angene              (SEAL)
                                     ----------------------------
                                     Ned Angene


                                        /s/ Martin Washofsky       (SEAL)
                                     ----------------------------
                                     Martin Washofsky

                                     PURCHASER:

                                     AMERICAN AIRCARRIERS SUPPORT, ATTEST:
                                     ACQUISITION III CORP.


 /s/ David M. Furr                   By  /s/ Karl F. Brown
----------------------------------     ----------------------------------------
         Secretary                            President

                                     AMERICAN AIRCARRIERS SUPPORT, ATTEST:
                                     INCORPORATED


  s/ David M. Furr                   By  /s/ Karl F. Brown
----------------------------------     ----------------------------------------
         Secretary                            President